EXHIBIT 16.1

April 3, 2024

To: Securities and Exchange Commission

Effective March 22, 2024, we notified Cyber Apps World Inc. (“the Company”) and ceased our services with the Company as accountants. We provide the Company with an official resignation letter dated March 26, 2024.

Please accept this letter addressed to the Securities and Exchange Commission, stating Victor Mokuolu, CPA PLLC agrees with the statements made by the Company in its Item 4.01(a) of Form 8-K filed by the Company, dated March 26, 2024.

Very truly yours,

 Houston, Texas